UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 9, 2007
Commission File Number 333-112528
Vought Aircraft Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	75-2884072 (I.R.S. Employer Identification Number)
9314 West Jefferson Boulevard M/S 2-01
Dallas, Texas 75211
(972) 946-2011
(Address of principal executive offices and telephone number)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	On May 3, 2007, Mr. David Cush, Senior Vice President of Global Sales for American Airlines (“Mr. Cush”), was elected to serve on the Company’s Board of Directors. The Company has not yet determined the Committees of the Board to which Mr. Cush may be named.

(e)	On May 3, 2007 the Company adopted an amendment to the Vought Aircraft Industries, Inc. 2006 Incentive Award Plan (the “Plan”), increasing the aggregate number of shares of Company stock that may be issued or transferred pursuant to awards under the Plan from 1,500,000 shares to 2,000,000 shares.

In addition, as previously reported, the Company had entered into an employment agreement with Mr. Keith B. Howe, Chief Financial Officer of the Company (“Mr. Howe”), wherein the Company had agreed to establish a compensation program designed to compensate Mr. Howe for compensation forfeited as the result of his terminating employment with his previous employer. In accordance with the terms of that employment agreement, on May 3, 2007, the Company awarded Mr. Howe a grant of 113,766 restricted stock units under the terms of the Plan as previously disclosed. This award will become fully vested upon the first to occur of: December 3, 2012 or a change of control of the Company (as defined in the Plan), and is subject to forfeiture in the event Mr. Howe should voluntarily terminate his employment or be terminated for cause (as defined) prior to the vesting of the award.

(f)	Not applicable.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOUGHT AIRCRAFT INDUSTRIES, INC.
Date: May 9, 2007	/s/ Keith B. Howe
Keith B. Howe
Vice President and Chief Financial Officer